EXHIBIT 23.2

GEORGE STEWART, CPA
316 17TH AVENUE SOUTH
SEATTLE, WASHINGTON 98144
(206) 328-8554  FAX (206) 328-0383

To Whom It May Concern:

The firm of George Stewart, Certified Public Accountant consents to the inclusion of the Financial Statements of Wilson Creek Mining Corp. as of November 30, 2009 and 2008, in any filings that are necessary now or in the near future with the U. S. Securities and Exchange Commission.

Very Truly Yours,

/S/ George Stewart

George Stewart, CPA

February 12, 2010